Exhibit 21

LIST OF SUBSIDIARIES

As of January 24, 2007

Name of Subsidiary	State or Jurisdiction of Incorporation

GameTech Canada Corporation	Nova Scotia
GameTech Arizona	Arizona
GameTech Mexico S. de. R.L. de C.V.	Mexico City